EXHIBIT 10.25

COMMUTATION AND RELEASE AGREEMENT

COMMUTATION AND RELEASE AGREEMENT (the “Agreement”) entered into between Affirmative Insurance Company (the “Company”) and Greenlight Reinsurance Ltd. (the “Reinsurer”), effective the 24th day of March, 2015.

WHEREAS, the Reinsurer entered into the Automobile Quota Share Reinsurance Contract (the “Contract”), effective September 1, 2011, GC Reference U4VT0008, with the Company, whereby the Reinsurer, in consideration of payment of premium, reinsured certain risks insured by the Company; and

WHEREAS, the Reinsurer and the Company desire to fully and finally settle and commute all obligations and liabilities known and unknown of the Reinsurer and the Company under the Contract; and

WHEREAS, the Company has offered to pay and the Reinsurer has agreed to accept in full satisfaction of the Company’s present and future liability under the Contract the sum $1,617,329.02; and

NOW, THEREFORE, IT IS AGREED BY AND BETWEEN THE REINSURER AND THE COMPANY THAT:

1.The Company shall pay to the Reinsurer the sum of $1,617,329.02 within 10 days of the execution of this Agreement by both the Reinsurer and the Company.

2.The Reinsurer shall accept the sum set forth in paragraph 1. herein in full and final settlement of any and all amounts due from the Company to the Reinsurer under the Contract. ‘

3.In consideration of payment of $1,617,329.02 referred to in paragraph 1. herein, and effective on the date of such payment, the Company shall release and discharge the Reinsurer, its predecessors, parents, affiliates, agents, officers, directors and shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Company and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever arising out of the Contract, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Company under said Contract.

4.Effective on the same date on which the Company shall release the Reinsurer as provided for in paragraph 3. above, the Reinsurer shall release and discharge the Company, its predecessors, parents, affiliates, agents, officers, directors, shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Reinsurer and its successors and assigns ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Company or any of them by reason of any matter whatsoever arising out of

EXHIBIT 10.25

the Contract, it being the intention of the parties that this release operate as a full and final settlement of the Company’s current and future liabilities to the Reinsurer under the Contract.

5.The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, liquidators, receivers and assigns of the parties hereto.

6.The parties hereto expressly warrant and represent that they are corporations in good standing in their respective places of domicile; that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Agreement or any part thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Agreement valid and binding upon them.

7.This Agreement shall be interpreted under and governed by the laws of the State of Illinois, without reference to conflicts of laws provisions.

8.The Company and the Reinsurer hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind that the other party may reasonably require in order to implement the provisions or objectives of this Agreement.

9.This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

10.This Agreement contains the entire agreement between the parties as respects its subject matter.  All discussions and agreements previously entered into between the parties concerning the subject matter of the Agreement are merged into this Agreement.  This Agreement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by the parties hereto.

11.If the Company shall be obligated under the laws respecting debtors and creditors of the United States or of the State of Illinois to repay to the Reinsurer, or to a rehabilitator, successor, liquidator or trustee of the Reinsurer, the consideration paid hereunder, then the Company will make such repayment and, upon such repayment, this Agreement shall be null and void.  In addition, in the event that the consideration paid hereunder shall be a voidable transfer under applicable law, and any party shall be obligated to repay the consideration, then the Company will repay such consideration and, upon such repayment, this Agreement shall be null and void.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Commutation and Release Agreement in duplicate as of the day and year first written above.

EXHIBIT 10.25

GREENLIGHT REINSURANCE, LTD.

By:  /s/ Jim Ehman

Title:  VP Underwriting

Date:  March 24, 2015

AFFIRMATIVE INSURANCE COMPANY

By:  /s/ Michael J. McClure

Title:  Chairman

Date:  3/26/15

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